UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                     FORM 15
                                 --------------
             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
                          SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                    00020474
                            (Commission File Number)
                                  -------------
                          Blue Chip Computerware, Inc.
             (Exact name of registrant as specified in its charter)
                                   -------------
                                511 Second Street
                           Pepin Wisconsin 54759-0146
                                 (715) 442-2615
               (Address of principal executive offices)(Zip Code)
                    (Telephone number, including area code)

                     Common Stock, Par Value $0.01 Per Share
            (Title of each class of securities covered by this Form)

N/A (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) ------------- Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(i)    [ ]
              Rule 12g-4(a)(1)(ii)    [X]  Rule 12h-3(b)(1)(ii)   [ ]
              Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(i)    [ ]
              Rule 12g-4(a)(2)(ii)    [ ]  Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

Approximate  number of holders of record as of the certification or notice date:
165

Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Chip Computerware, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          Blue Chip Computerware, Inc.


                                          By      /s/ Dr. Bruce Fischer
                                                  ---------------------
Date: April 1, 2008                               Name: Dr. Bruce Fischer
                                                  Its: Chairman of the Board